Exhibit 16.1

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 11 “Changes In and Disagreement with Accountants on Accounting and Financial Disclosure” of Form S-1/A (Amendment 3) dated July [], 2014, of Cataca Resources, Inc., and are in agreement with the statements which state that there were no disagreements between the Registrant and our firm on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Our audit report for the fiscal year ended December 31, 2012 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles.

We have no basis to agree or disagree with other statements of the Registrant contained therein.

If you have any questions or need additional information, please call me at (845) 641-1030.

Sincerely,

/s/ Goldman Accounting Services CPA, PLLC
Goldman Accounting Services CPA, PLLC
July 14, 2014
Suffern, New York